                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
             of the Securities Exchange Act of 1934 (Amendment No.  )

Check the appropriate box:

[_]  Preliminary Information Statement        [_]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                              Pacific Enterprises
--------------------------------------------------------------------------------
               (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                              PACIFIC ENTERPRISES

                               -----------------

                                   NOTICE OF

                        ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

   The Annual Meeting of Shareholders of Pacific Enterprises will be held on May 14, 2002 at 10:00 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California. Pacific Enterprises is a subsidiary of Sempra Energy.

   The Annual Meeting will be held for the following purposes:

   (1) To vote upon an amendment to the Bylaws with respect to the authorized number of directors.

   (2) To elect directors for the ensuing year.

   (3) To transact any other business that may properly come before the meeting.

   Shareholders of record at the close of business on March 26, 2002 are entitled to notice of and to vote at the Annual Meeting.

   The Annual Meeting is a business-only meeting. It will not include any presentations by management.

   Shareholders are invited to attend the Annual Meeting of Shareholders of Sempra Energy. It will be held on May 7, 2002 at 10:00 a.m. at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, and will include management presentations regarding Pacific Enterprises and its utility subsidiary.

   Only shareholders of Pacific Enterprises may attend the Annual Meeting. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

                              PACIFIC ENTERPRISES

                               -----------------

                             INFORMATION STATEMENT

                               -----------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

   Pacific Enterprises is providing this Information Statement in connection with its Annual Meeting of Shareholders being held on May 14, 2002. It is being mailed to shareholders beginning April 8, 2002.

                              PACIFIC ENTERPRISES

   Pacific Enterprises is the parent corporation of Southern California Gas Company, a public utility supplying natural gas throughout most of Southern and portions of Central California. The Gas Company is the nation's largest natural gas distribution utility.

   Pacific Enterprises' principal executive offices are located at 101 Ash Street, San Diego, California. Its telephone number is (619) 696-2020.

                     OUTSTANDING SHARES AND VOTING RIGHTS

   Shareholders who are present at the Annual Meeting will be entitled to one vote for each Pacific Enterprises share which they held of record at the close of business on March 26, 2002. At that date, the outstanding shares consisted of 83,917,664 shares of Common Stock, all of which is owned by Sempra Energy, and 800,253 shares of Preferred Stock, all of which is publicly held. The shares owned by Sempra Energy represent over 99% of the outstanding shares.

   In electing directors, each share is entitled to one vote for each of the three director positions but cumulative voting is not permitted. In voting upon other matters to be considered at the Annual Meeting each share is entitled to one vote.

                           GOVERNANCE OF THE COMPANY

Board of Directors

   The business and affairs of Pacific Enterprises are managed under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by its Articles of Incorporation and Bylaws. Shareholders who wish to suggest qualified candidates for consideration as directors should write to: Corporate Secretary, Pacific Enterprises, 101 Ash Street, San Diego, California, 92101-3017, stating in detail the qualifications of the suggested candidates.

   During 2001, the Board of Directors held seven meetings. Each director attended at least 75% of the combined number of meetings of the board and board committees of which he or she was a member.

   The Audit Committee of the Board of Directors met four times during 2001. The Compensation Committee and the Corporate Governance Committee each met five times. These committees, as well as all other committees of the board (other than the Executive Committee), were dissolved upon the restructuring of the board described under the caption "Amendment of Bylaws" in this Information Statement.

   All of the current directors of Pacific Enterprises are also officers of both Pacific Enterprises and Sempra Energy. They are not separately compensated for services as directors or officers of Pacific Enterprises.

                             INDEPENDENT AUDITORS

   Representatives of Deloitte & Touche LLP, independent auditors for Pacific Enterprises, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Audit Fees

   Fees of Deloitte & Touche LLP for the audit of the 2001 financial statements of Pacific Enterprises and its subsidiaries were $437,000.

All Other Fees

   Fees of Deloitte & Touche LLP for all other services provided to Pacific Enterprises and its subsidiaries for 2001 were $9,400. The Board of Directors has considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

                                 AUDIT REPORT

   The Board of Directors reviewed the audited financial statements of Pacific Enterprises for the year ended December 31, 2001 with management and Deloitte & Touche LLP, Pacific Enterprises' independent auditors.

   The board has also discussed and reviewed with Deloitte & Touche LLP all the matters required to be discussed by Statement on Auditing Standards No. 61. It has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence.

   Based on this review and discussions, the Board of Directors has directed that Pacific Enterprises' audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          BOARD OF DIRECTORS

                                          Stephen L. Baum, Chairman
                                          John R. Light
                                          Neal E. Schmale

                                          March 4, 2002

                                SHARE OWNERSHIP

   All of the outstanding Pacific Enterprises Common Stock is owned by Sempra Energy and none of Pacific Enterprises' directors or executive officers owns any Pacific Enterprises Preferred Stock.

   The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2002 by each director, by each of the executive officers of Pacific Enterprises named in the compensation tables of this Information Statement and by all directors and executive officers of Pacific Enterprises as a group. These shares, in the aggregate, represent less than 1% of Sempra Energy's outstanding shares.

                          Sempra Energy Common Stock

                                                                     Shares
                                                         Current   Subject To
                                                        Beneficial Exercisable  Phantom
Name                                                     Holdings  Options(A)  Shares(B)   Total
----                                                    ---------- ----------- --------- ---------
Frank H. Ault..........................................   23,028       67,095     1,965     92,088
Stephen L. Baum........................................   87,791    1,106,475   114,916  1,309,182
John R. Light..........................................   18,285      235,015    18,435    271,735
Charles A. McMonagle...................................    6,156       52,383     2,362     60,901
Neal E. Schmale........................................   21,847      282,454    45,509    349,810
Directors and Executive Officers as a group (5 persons)  157,107    1,743,422   183,187  2,083,716

--------
(A) Shares which may be acquired through the exercise of stock options that are currently exercisable or become exercisable on or before May 15, 2002.

(B) Represents deferred compensation deemed invested in shares of Sempra Energy Common Stock. These phantom shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

   Share ownership guidelines for Sempra Energy Common Stock have been established for officers to further strengthen the link between performance and compensation. The guidelines are:

                                              Sempra Energy
              Executive Level           Share Ownership Guidelines
              ---------------           --------------------------
              Chief Executive Officer..      4 x Base Salary
              Executive Vice Presidents      3 x Base Salary
              Senior Vice Presidents...      2 x Base Salary
              Other Vice Presidents....      1 x Base Salary

   In setting the guidelines the board considered then current share ownership levels and the desirability of encouraging further share ownership. The guidelines are expected to be met or exceeded within five years from their adoption in 1998. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

   Sempra Energy has approximately 175,000 shareholders. The only person known to Sempra Energy to own more than 5% of its shares is Barclays Global
Investors, N.A. (45 Fremont Street, San Francisco, California 94105), which on February 8, 2002 reported that it and related entities held 11,393,523 shares of Sempra Energy Common Stock as to which they had sole dispositive power (including 10,949,470 shares as to which they had sole voting power) in trust accounts for the economic benefit of the beneficiaries of those accounts. These shares represent approximately 5% of the outstanding Sempra Energy Common Stock.

   Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 24,241,792 shares of Sempra Energy Common Stock
(approximately 12% of the outstanding shares) for the benefit of employees at March 11, 2002.

                              AMENDMENT OF BYLAWS

   The Bylaws of Pacific Enterprises currently provide that the authorized number of directors will be not less than nine nor more than seventeen. The exact number of authorized directors (currently nine) is fixed and may be altered, within these limits, by a resolution of the board. At the Annual Meeting, shareholders will consider and vote upon a bylaw amendment that would decrease the range of the authorized number of directors to a minimum of three and a maximum of five.

Background, Purpose and Effect

   In November 2001, the Board of Directors was restructured so that the incumbent directors consisted entirely of the three current directors, each of whom is also an officer of Pacific Enterprises and Sempra Energy. Immediately prior to the restructuring, the board had consisted of Stephen L. Baum, the Chairman, President and Chief Executive Officer of both Pacific Enterprises and Sempra Energy who continues to serve as a director, and ten of the thirteen non-officer directors of Sempra Energy.

   The restructuring of the board is intended to facilitate corporate effectiveness and decision-making. In connection with the restructuring, the board fixed the authorized number of directors at nine directors (the minimum number permitted by then applicable bylaw requirements) and amended related bylaw quorum requirements to provide that one-third of the authorized number of directors (but not less than two directors) would constitute a quorum for conduct of business. Consequently, although there are currently six vacancies in the board, the three incumbent directors are sufficient to constitute a quorum for the conduct of business.

   The proposed amendment to the Bylaws provides that the authorized number of directors will be not less than three nor more than five with the exact number to be fixed, within these limits, by a resolution of the board. The bylaw amendment was approved by the board in connection with the restructuring and authorized to be submitted for requisite shareholder approval. Effective upon such approval being obtained, the board also fixed the authorized number of directors at three.

   The amendment would reduce the authorized number of directors to a number consistent with the number of incumbent directors and thus eliminate the current vacancies in the board. Approval of the amendment would also have the effect of reducing quorum requirements so corporate actions could be authorized by two directors rather than, as now, requiring all three incumbent directors. In addition, by providing for a range rather than a fixed number, the board would retain the flexibility to increase or decrease the authorized number of directors (within a minimum of three and maximum of five) without requiring further shareholder approval.

Shareholder Approval

   Adoption of the bylaw amendment requires that the amendment be approved by a majority of the outstanding shares of Pacific Enterprises and the number of votes cast against the adoption of the amendment not exceed 16 2/3% of the outstanding shares. Sempra Energy, as the parent corporation of Pacific Enterprises, has advised Pacific Enterprises that it intends to vote all of its shares of Pacific Enterprises to approve the amendment. Consequently, no other shareholder approval would be required to adopt the amendment.

                             ELECTION OF DIRECTORS

   Pacific Enterprises' Board of Directors will consist of three directors upon shareholder approval of the bylaw amendment described under the caption "Amendment of Bylaws" in this Information Statement. At the Annual Meeting, three directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

   The names of the Board of Directors' three nominees for election as directors and biographical information regarding each nominee are set forth below. Unless otherwise noted, each nominee has held his or her principal position or other positions with the same or predecessor organizations for at least the last five years.

[PHOTO]         Stephen L. Baum, 61, has been a director since 1999. He is Chairman of the Board, President
STEPHEN L. BAUM and Chief Executive Officer of Pacific Enterprises and Sempra Energy. He is a director of
                Computer Sciences Corporation.

[PHOTO]         John R. Light, 61, became a director in 2001. He is an Executive Vice President and the
                General Counsel of Pacific Enterprises and Sempra Energy. Prior to joining Sempra Energy in
JOHN R. LIGHT   1998, he was a partner in the law firm of Latham & Watkins. He is a member of the Board of
                Trustees of St. John's Hospital in Santa Monica and the San Diego Museum of Art.

[PHOTO]         Neal E. Schmale, 55, became a director in 2001. He is an Executive Vice President and the
                Chief Financial Officer of Pacific Enterprises and Sempra Energy. Prior to joining Pacific
NEAL E. SCHMALE Enterprises in 1997, he was Chief Financial Officer of UNOCAL Corporation. He is a member of the Board of Directors of WD-40, the San Diego Symphony Orchestra Association and the
                YMCA--Mission Valley.

                       REPORT ON EXECUTIVE COMPENSATION

   Pacific Enterprises is a subsidiary of Sempra Energy and all of its executive officers are also executive officers of Sempra Energy. They are compensated by Sempra Energy and are not separately compensated for their services as officers of Pacific Enterprises.

   Sempra Energy's Board of Directors maintains a Compensation Committee comprised of independent directors. The committee has established compensation principles and strategies and designed a compensation program for executive officers of Sempra Energy. It also administers Sempra Energy's base salary program, executive annual and long term incentive plans, and executive benefit programs.

Compensation Principles and Strategies

   In developing compensation principles and strategies, the Sempra Energy Compensation Committee considers the current and prospective business environment for Sempra Energy and its subsidiaries and takes into account numerous factors, including:

  . The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

  . The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

  . The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve.

  . The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

  . The need to strongly align the interests of executives with those of shareholders.

   To reflect these factors and assist Sempra Energy and its subsidiaries in realizing the key objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

  . An emphasis on "pay-for-performance" with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

  . An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

  . An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for companies of comparable size, with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior performance.

  . An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

  . An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of an executive's total compensation as levels of responsibility increase.

   The Compensation Committee also takes into account provisions of the Internal Revenue Code limiting to $1 million the annual amount of compensation (other than compensation that qualifies as "qualified performance-based compensation") that publicly held corporations may deduct for federal income tax purposes as compensation expense for each of certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating any compensation program. Accordingly, the committee expects to design and implement policies and programs that will maximize federal income tax deductions for compensation expense to the extent that doing so is consistent with Sempra Energy's other compensation principles and strategies. The committee believes, however, that there are circumstances in which the interests of shareholders may be best served by providing compensation that is not fully tax deductible, and may exercise discretion to provide compensation that would not qualify as a tax deductible compensation expense.

Compensation Program

   The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

  Base Salaries

   Base salaries for executives are reviewed annually and, in general, are targeted at the median of salaries for general industry companies of similar size to Sempra Energy. This strategy, along with annual and long term incentive opportunities at general industry levels, is intended to allow Sempra Energy to retain and attract top quality executive talent. In determining base salary adjustments, individual performance, executive responsibilities, market characteristics and other factors are also taken into account.

   Survey data for assessing base salaries are based upon companies in the Fortune 1000 and size-adjusted based upon Sempra Energy's revenues using regression analysis. The Compensation Committee believes that the Fortune 1000 appropriately reflects the broad group with which Sempra Energy and its subsidiaries compete to retain and attract highly skilled and talented executives.

   Annual base salaries for executive officers of Sempra Energy are set at the approximate mid-point of these salary data. For 2001, an annual base salary of $975,000 was established for Stephen L. Baum, Chairman, President and Chief Executive Officer of Pacific Enterprises and Sempra Energy, with corresponding lesser amounts for other executive officers.

  Annual Incentives

   Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under the Sempra Energy Executive Incentive Plan. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer's position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level with performance at targeted levels intended to produce bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 1000 companies.

   Executive Incentive Plan award levels for 2001 were based on attainment of Sempra Energy earnings per share goals with target award levels ranging from 100% of base salary for Mr. Baum to 45% of base salary for Vice Presidents, and maximum award levels ranging from 200% to 90% of base salary.

   Sempra Energy earnings per share for 2001 were $2.52, a 22.3% increase over 2000 earnings of $2.06. These results exceeded those required for maximum incentive bonus payouts and resulted in a cash bonus of $1,950,000 for Mr. Baum, with corresponding lesser amounts for other executive officers.

  Long Term Incentives

   Long term incentive opportunities are provided by equity and equity-based awards under Sempra Energy's 1998 Long Term Incentive Plan. The plan permits a wide variety of awards to allow the Compensation Committee to respond to changes in market conditions and compensation practices. During 2001, Sempra Energy granted to executives and other employees of Sempra Energy and its subsidiaries non-qualified stock options to purchase Sempra Energy Common Stock. These option grants to executive officers of Pacific Enterprises are described in this Proxy Statement under the caption "Executive Compensation--Stock Options and Stock Appreciation Rights."

Stock Ownership Guidelines

   The Compensation Committee believes that a commitment to increased share ownership by executives of Sempra Energy and its subsidiaries is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of compensation plans and, in addition, stock ownership guidelines have been established to further strengthen the link between corporate performance and compensation. These guidelines are discussed under the caption "Share Ownership" in this Information Statement.

                                          BOARD OF DIRECTORS

                                          Stephen L. Baum, Chairman
                                          John R. Light
                                          Neal E. Schmale

                                          March 4, 2002

                            EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

   The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the executive officers of Pacific Enterprises named in the table.

                          Summary Compensation Table

                                                           Long Term Compensation
                                                         ---------------------------
                                                              Awards       Payouts
                                                         ---------------- ----------
                                    Annual Compensation     Securities       LTIP     All Other
                                   ---------------------    Underlying     Payouts   Compensation
Name and Principal Position   Year Salary ($) Bonus ($)  Options/SARS (#) ($) (A)(B)   ($) (C)
---------------------------   ---- ---------- ---------- ---------------- ---------- ------------
Stephen L. Baum.............. 2001  $975,000  $1,950,000     663,500       $263,459    $233,781
 Chairman, President and      2000  $913,231  $1,560,000     982,500       $174,643    $234,177
 Chief Executive Officer      1999  $762,616  $  915,600     297,900       $179,465    $144,516

Neal E. Schmale.............. 2001  $454,577  $  546,000     193,000       $ 58,492    $ 89,149
 Executive Vice President     2000  $432,912  $  519,600     136,800       $    -0-    $ 79,653
 and Chief Financial Officer  1999  $415,754  $  374,400      96,700       $    -0-    $ 51,461

John R. Light................ 2001  $432,999  $  519,600     183,700       $ 95,974    $ 43,804
 Executive Vice President     2000  $432,672  $  519,600     136,800       $ 32,618    $158,383
 and General Counsel          1999  $415,754  $  374,400      96,700       $ 29,308    $118,971

Frank H. Ault................ 2001  $264,003  $  263,925      59,200       $ 30,174    $ 98,884
 Senior Vice President and    2000  $227,948  $  205,300      36,100       $ 25,154    $ 33,958
 Controller                   1999  $217,964  $  148,568      28,800       $ 33,079    $ 41,399

Charles A. McMonagle......... 2001  $224,230  $  202,500      53,300       $ 11,210    $ 31,759
 Vice President and Treasurer 2000  $184,712  $  166,500      29,300       $    -0-    $ 24,945
                              1999  $167,885  $  114,750      19,700       $    -0-    $ 19,513

--------
(A) Long term incentive plan payouts represent the fair market value of Sempra Energy restricted shares for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals.

(B) The aggregate holdings/value of Sempra Energy restricted shares held on December 31, 2001 by the individuals listed in the table are: 21,018 shares/$515,992 for Mr. Baum; 7,467 shares/$183,315 for Mr. Schmale; 7,467 shares/$183,315 for Mr. Light; 2,067 shares/$50,745 for Mr. Ault; and 1,431 shares/$35,131 for Mr. McMonagle. Regular quarterly dividends are paid on restricted shares.

(C) All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2001 were $30,817, $90,520, $15,000, $86,348 and $11,096 for Mr. Baum; $38,736, $1,460, $7,000. $31,455
    and $10,498 for Mr. Schmale; $-0-, $-0-, $-0-, $33,306 and $10,498 for Mr.
    Light; $6,445, $55,883, $7,000, $19,058 and $10,498 for Mr. Ault; and
    $2,492, $571, $1,875, $16,323 and $10,498 for Mr. McMonagle.

Stock Options and Stock Appreciation Rights

   The following table shows information as to the grant of stock options during 2001 to the executive officers of Pacific Enterprises named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, are for a ten-year term subject to earlier expiration following termination of employment, and are exercisable in cumulative installments of one-fourth of the shares subject to the option on each of the first four anniversaries of the grant date.

                          Option / SAR Grants in 2001

                                    Number of    % of Total
                                      Shares    Options/SARs
                                    Underlying   Granted to  Exercise             Grant Date
                                   Options/SARs  Employees     Price   Expiration  Present
Name                               Granted (#)    In 2001    ($/Share)    Date    Value (A)
----                               ------------ ------------ --------- ---------- ----------
Stephen L. Baum...................   663,500       23.36%     $22.50     1/1/11   $3,363,945

Neal E. Schmale...................   193,000        6.80%     $22.50     1/1/11   $  978,510

John R. Light.....................   183,700        6.47%     $22.50     1/1/11   $  931,359

Frank H. Ault.....................    59,200        2.08%     $22.50     1/1/11   $  300,144

Charles A. McMonagle..............    53,300        1.88%     $22.50     1/1/11   $  270,231

--------
(A) Sempra Energy used a modified Black--Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. Grant date present value per option share was $5.07 based on the following assumptions: share volatility-23.60%; dividend yield-4.21%; risk-free rate of return-5.28%; and outstanding term-10 years.

   The following table shows information as to the exercise of options and stock appreciation rights during 2001 and unexercised options and stock appreciation rights held on December 31, 2001 by the executive officers named in the Summary Compensation Table.

                      Option / SAR Exercises and Holdings

                                                              Number of Securities
                                                             Underlying Unexercised     Value of Unexercised
                                                                 Options/SARs at      In-the-Money Options/SARs
                                       Shares                     Year-End (#)           at Year-End ($)(A)
                                      Acquired      Value   ------------------------- -------------------------
Name                               on Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
----                               --------------- -------- ----------- ------------- ----------- -------------
Stephen L. Baum...................       -0-         -0-      770,500     1,341,300   $3,598,515   $4,735,674
Neal E. Schmale...................       -0-         -0-      175,829       360,005   $  371,947   $1,130,310
John R. Light.....................       -0-         -0-      130,715       350,705   $  359,315   $1,111,245
Frank H. Ault.....................       -0-         -0-       36,070       104,890   $  100,645   $  321,054
Charles A. McMonagle..............       -0-         -0-       26,808        88,336   $   75,163   $  264,820

--------
(A) The exercise price of outstanding options ranges from $18.19 to $26.31.

Pension Plans

   The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of Pacific Enterprises named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of Pacific Enterprises and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

                              PENSION PLAN TABLE
                                   ($000's)

                                      Years of Service
                 Pension Plan --------------------------------
                 Compensation  5     10     20     30     40
                 ------------ ---- ------ ------ ------ ------
                   $  250     $ 50 $  100 $  150 $  156 $  163
                   $  500     $100 $  200 $  300 $  313 $  325
                   $1,000     $200 $  400 $  600 $  625 $  650
                   $1,500     $300 $  600 $  900 $  938 $  975
                   $2,000     $400 $  800 $1,200 $1,250 $1,300
                   $2,500     $500 $1,000 $1,500 $1,563 $1,625
                   $3,000     $600 $1,200 $1,800 $1,875 $1,950

   Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service includes service with subsidiaries and number 17 years for Mr. Baum, 4 years for Mr. Schmale, 4 years for Mr. Light, 32 years for Mr. Ault, and 19 years for Mr. McMonagle.

   Messrs. Baum, Light and Ault are each entitled to pension benefits at the greater of that provided by Sempra Energy's pension plans or that to which he would have been entitled under the pension plans (including a supplemental pension plan) of a predecessor corporation had those plans remained in effect. Under these plans, upon retirement after attaining age 62 and having completed ten years of service, Messrs. Baum and Ault would each be entitled to a monthly pension benefit of 60% of his final pay and Mr. Light to a monthly pension benefit of 50% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years' gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61 and for between 5 and 10 years of service, and surviving spouse and disability benefits equal to 50% and 100%, respectively, of pension benefits.

Employment and Employment-Related Agreements

  Employment Agreement

   Sempra Energy has an employment agreement with Stephen L. Baum providing for an initial employment term of five years (subject to earlier mandatory retirement at age 65) which commenced on the June 26, 1998 completion of the business combination forming Sempra Energy. The term of the agreement is automatically extended by one year on June 26, 2002 and on each June 26 thereafter unless Mr. Baum or Sempra Energy elects not to extend it.

   The employment agreement provides that Mr. Baum will serve as the Chairman of the Board, President, and Chief Executive Officer of Sempra Energy at an annual base salary of not less than $975,000. It also provides that he is entitled to participate in (i) annual incentive compensation plans and long term compensation plans and awards providing him with the opportunity to earn on a year-by-year basis, short term and long term compensation at least equal (in terms of target, maximum and minimum awards, expressed as a percentage of annual base salary) to the greater of his opportunities in effect at Enova Corporation prior to the completion of the business combination and the awards granted to his predecessor as Chief Executive Officer and (ii) all retirement and welfare benefit plans applicable to employees or senior executives of Sempra Energy.

   The employment agreement also provides that if Sempra Energy or its subsidiaries terminates Mr. Baum's employment (other than for cause, death or disability) or he terminates his employment for good reason, he will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years' highest gross bonus awards in the five years preceding termination) multiplied by the number of years remaining in the term of his agreement but in no event less than two, provided that in the event of termination following a change in control the multiplier will be three; (ii) a pro rata portion of the target amount payable under any annual incentive compensation awards for the year or, if greater, the average of the three years' highest gross bonus awards paid to him in the five years preceding the year of termination; and (iii) an additional retirement benefit equal to the present value of the benefits attributable to additional years of age and service credit (but in no event less than two years) for purposes of the calculation of retirement benefits under the Enova Corporation Supplemental Executive Retirement Plan as if he had remained employed for the remainder of the term of his agreement. The agreement also provides for immediate vesting and exercisability of all equity-based long term incentive compensation awards; pro rata payment of cash-based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of compensation previously deferred; and financial planning and outplacement services. The agreement also provides for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code.

   Good reason is defined in the employment agreement to include an adverse change in Mr. Baum's title, authority, duties, responsibilities or reporting lines; a reduction in his base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions similarly affecting all executives whose compensation is directly determined by the Compensation Committee of Sempra Energy's Board of Directors; the relocation of his principal place of employment; and a substantial increase in his business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy's shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

  Severance Agreements

   Sempra Energy has a severance agreement with each of Pacific Enterprises' executive officers, other than Mr. Baum for whom severance arrangements are contained in his employment agreement summarized above. The severance agreements provide for the payment of benefits in the event Sempra Energy or its subsidiaries terminates the executive's employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

   The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive's annual base salary and average annual bonus for the two years prior to termination multiplied, in certain cases depending upon the officer's position, by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive's benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive's actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for three years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

   Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of Sempra Energy, a material reduction in the executive's overall standing and responsibilities within Sempra Energy and a material reduction in the executive's annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of Sempra Energy, good reason also includes an adverse change in the executive's title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive's annualized compensation and benefit opportunities, relocation of the executive's principal place of employment by more than 30 miles, and a substantial increase in business travel obligations. A change in control is defined in the same manner as in Mr. Baum's employment agreement summarized above.

                             SHAREHOLDER PROPOSALS

   Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations for election as directors, must give written notice to the Corporate Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises' offices within the periods specified and must be accompanied by the information required by the Bylaws. A copy of these bylaw requirements will be provided upon request in writing to the Corporate Secretary.

   The period for notice of business to be brought by shareholders before the 2002 Annual Meeting of Shareholders has expired. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 2003 Annual Meeting of Shareholders will commence on January 14, 2003 and end on March 14, 2003.

                                ANNUAL REPORTS

   Pacific Enterprises' Annual Report to the Securities and Exchange Commission on Form 10-K is being mailed to shareholders together with this Information Statement.